Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Varvara Alva	Steve Nolan
630-647-7460	630-647-1074
ir@gogoair.com	pr@gogoair.com

Gogo Announces Second Quarter 2014 Results

Record quarterly revenue up 25 percent to $99.5 million

ITASCA, Ill., August 11, 2014—Gogo Inc. (Nasdaq: GOGO), a leading global aero communications service provider, today announced its financial results for the quarter ended June 30, 2014.

Gogo reported record second quarter revenue of $99.5 million, up 25% year-over-year. Adjusted EBITDA for Q2 2014 was $3.1 million, down from $3.8 million in Q2 2013, reflecting continued strong revenue and profitability growth in CA-NA and BA segments and increased investment in CA-ROW. Net loss attributable to common stock for Q2 2014 was $18.7 million, or $0.22 per share, compared to net loss attributable to common stock of $72.6 million, or $4.98 per share, in Q2 2013.

“We had another great quarter and reported strong growth in revenue and profitability for both CA-NA and BA segments,” said Gogo’s President and CEO, Michael Small. “Furthermore, we made solid progress in operationalizing our international business. We launched in-flight connectivity service on Japan Airlines, expanded our global satellite network footprint and continued to increase our satellite solutions STC portfolio,” added Mr. Small.

Second Quarter 2014 Consolidated Financial Results

•	Revenue increased to $99.5 million, up 25% from $79.4 million in Q2 2013. Service revenue increased 28% to $79.2 million and equipment revenue increased 17% to $20.4 million year-over-year.

•	Operating expenses, including cost of revenue, increased to $110.4 million, up 25% from $88.5 million in Q2 2013 primarily as a result of revenue growth and increased investment in CA-ROW.

•	Combined segment profit of CA-NA and BA for Q2 2014 was $21.9 million, up 67% from $13.2 million in Q2 2013, driven by strong revenue growth and improved operating leverage in these business segments. Combined segment profit of CA-NA and BA as a percentage of those segments’ revenue increased to 22% for Q2 2014, up from 17% for Q2 2013.

•	Adjusted EBITDA for Q2 2014 was $3.1 million, down from $3.8 million for Q2 2013, as a result of increased investment in CA-ROW as we continued to expand internationally.

•	Cash CAPEX, defined as capital expenditures net of airborne equipment proceeds received from the airlines, decreased to $26.9 million from $28.8 million in Q2 2013, as a result of higher airborne equipment proceeds received from the airlines in Q2 2014.

•	As of June 30, 2014, Gogo had cash and cash equivalents of $196.2 million compared to $266.3 million as of December 31, 2013. On July 30, 2014, Gogo fully funded a $75 million add-on to its credit facility.

Second Quarter 2014 Business Segment Financial Results

•	Commercial Aviation—North America (CA-NA)

•	We ended the quarter with 2,058 aircraft online, up 4% from 1,982 at June 30, 2013.

•	Average monthly service revenue per aircraft online (ARPA) increased to $9,994, up 18% from $8,441 in Q2 2013, driven primarily by a 14% increase in take rate to 6.7% in Q2 2014 from 5.9% in Q2 2013.

•	Total revenue increased to $62.1 million, up 25% from $49.8 million in Q2 2013.

•	Segment profit increased to $6.4 million, up $3.7 million from $2.7 million in Q2 2013, due to strong revenue growth and operating leverage in our CA-NA business segment. Segment profit as a percentage of segment revenue increased to 10% in Q2 2014, up from 5% in Q2 2013.

•	Business Aviation (BA)

•	We ended the quarter with 2,415 ATG systems online, up 43% from 1,684 at June 30, 2013, and 5,241 satellite systems online, up 3% from 5,105 at June 30, 2013.

•	Service revenue increased to $17.1 million, up 36% from $12.6 million in Q2 2013, driven by the increase in ATG and satellite systems online and higher average monthly service revenue per aircraft online for both ATG and satellite service.

•	Equipment revenue increased to $20.1 million, up 19% from $16.9 million in Q2 2013, driven by a 16% increase in ATG units shipped to 233 in Q2 2014 from 201 in Q2 2013, and higher average revenue per ATG unit shipped.

•	Total revenue increased to $37.1 million, up 26% from $29.4 million in Q2 2013.

•	Segment profit increased to $15.5 million, up 48% from $10.5 million in Q2 2013, and segment profit as a percentage of segment revenue increased to 42% in Q2 2014, up from 36% in Q2 2013.

•	Commercial Aviation—Rest of World (CA-ROW)

•	We had 19 aircraft online as of June 30, 2014, up 14 from five aircraft online at March 31, 2014, as we continued to expand our Ku-band satellite connectivity service on Delta’s international fleet. We expect to end 2014 with 50 to 100 CA-ROW aircraft online.

•	Segment loss increased to $18.8 million from a segment loss of $9.4 million in Q2 2013, due primarily to increased satellite transponder and teleport fees and expenses related to the development and certification of our satellite connectivity systems.

Recent Announcements

•	We launched Gogo’s inflight internet service on Japan Airlines domestic aircraft.

•	American Airlines selected Gogo as the in-flight connectivity provider on 30 new Bombardier CRJ-900 NextGen aircraft.

•	We launched “Delta Studio” with Delta Air Lines—a custom wireless in-flight entertainment product leveraging the Gogo Vision Platform to offer a unique in-flight entertainment experience to Delta passengers.

•	We received certification from the FAA to install Gogo Vision as a stand-alone product for commercial aircraft.

•	BA announced the launch of Future Air Navigation System solutions and SwiftBroadband airtime service plans for the business aviation market.

•	We received an STC from the FAA and certification from the Japanese Civil Aviation Bureau (JCAB) to install our Ku-band satellite technology on Boeing 767-300 and 737-800 aircraft, bringing our total STCs for international aircraft to seven.

•	We received regulatory approval to provide Ku-band satellite connectivity service for aircraft flying over the eastern and western regions of Russia.

•	We closed a $75 million add-on credit facility on significantly more favorable terms than our previous credit facility borrowings.

Business Outlook

For the full year ending December 31, 2014, overall guidance remains unchanged. We expect total revenue of $400 million to $422 million (with CA-ROW revenue of approximately $2 million) and Cash CAPEX of $105 million to $125 million. We anticipate that increased spending for STCs at CA-ROW for the roll out of our satellite connectivity solutions will bring our full year Adjusted EBITDA toward the low end of the $8 million to $18 million range.

“We are very pleased with our financial and operating results for the quarter and expect continued strong growth in revenue fueled by strong demand for connectivity, wireless in-flight entertainment, text messaging and other innovative products and services that we bring to market. Our comprehensive end-to-end capabilities as a leading global aero communications service provider and our industry-leading connectivity solutions position Gogo well for future growth,” commented Mr. Small.

Conference Call

The second quarter conference call will be held on August 11th, 2014 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the company’s website at http://ir.gogoair.com. Participants can also access the call by dialing (855) 500-1988 (within the United States and Canada) or (832) 412-1830 (international dialers) and entering conference ID number 78116573.

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss Per Share and Cash CAPEX in the supplemental tables below. Management uses Adjusted EBITDA and Cash CAPEX for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. Management prepares Adjusted Net Loss and Adjusted Net Loss Per Share for investors, securities analysts and other users of our financial statements for use in evaluating our performance under our current capital structure. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies. Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss Per Share and Cash CAPEX are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of net loss attributable to common stock, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA, Adjusted Net Loss and Adjusted Net Loss Per Share in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results, and (iii) use Cash CAPEX in addition to, and not as an alternative to, consolidated capital expenditures when evaluating our liquidity.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the loss of, or failure to realize benefits from, agreements with our airline partners; any inability to timely and efficiently roll out our technology roadmap for any reason, including regulatory delays, or the failure by our airline partners to roll out equipment upgrades or new services or adopt new technologies in order to support increased network capacity demands; the loss of relationships with original equipment manufacturers or dealers; our ability to develop network capacity sufficient to accommodate demand; unfavorable economic conditions in the airline industry and economy as a whole; our ability to expand our domestic or international operations, including our ability to grow our business with current and potential future airline partners; an inability to compete effectively with other current or future providers of in-flight connectivity services and other products and services that we offer, including on the basis of price, service performance and line-fit availability; our reliance on third-party satellite service providers and equipment and other suppliers, including single source providers and suppliers; our ability to successfully develop and monetize new products and services, including those that were recently released, are currently being offered on a limited, or trial basis or are in various stages of development; our ability to deliver products and services, including newly developed products and services, on schedules consistent with our contractual commitments to customers; the effects, if any, on our business of the recent merger of American Airlines and U.S. Airways; a revocation of, or reduction in, our right to use licensed spectrum or grant of a license to use air-to-ground spectrum to a competitor; our use of open source software and licenses; the effects of service interruptions or delays, technology failures, material defects or errors in our software or damage to our equipment; the limited operating history of our CA-NA and CA-ROW segments;

increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll-out of our technology roadmap or our international expansion; compliance with U.S. and foreign government regulations and standards, including those related to the installation and operation of satellite equipment and our ability to obtain and maintain all necessary regulatory approvals to install and operate our equipment in the U.S. and foreign jurisdictions; our, or our technology suppliers’, inability to effectively innovate; costs associated with defending pending or future intellectual property infringement and other litigation or claims; our ability to protect our intellectual property; any negative outcome or effects of pending or future litigation; limitations and restrictions in the agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms or at all; fluctuations in our operating results; our ability to attract and retain customers and to capitalize on revenue from our platform; the demand for and market acceptance of our products and services; changes or developments in the regulations that apply to us, our business and our industry; the attraction and retention of qualified employees and key personnel; the effectiveness of our marketing and advertising and our ability to maintain and enhance our brands; our ability to manage our growth in a cost-effective manner and integrate and manage acquisitions; compliance with corruption laws and regulations in the jurisdictions in which we operate, including the Foreign Corrupt Practices Act and the (U.K.) Bribery Act 2010; restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the OFAC; and difficulties in collecting accounts receivable.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2014.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this press release ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is a leading global aero communications service provider. Using Gogo’s exclusive products and services, passengers with Wi-Fi enabled devices can get online on more than 2,000 Gogo equipped commercial aircraft. In-flight connectivity partners include AeroMexico, American Airlines, Air Canada, AirTran Airways, Alaska Airlines, Delta Air Lines, Japan Airlines, United Airlines, US Airways and Virgin America. In-flight entertainment partners include AeroMexico, American Airlines, Delta Air Lines, Japan Airlines, Scoot and US Airways. In addition to its commercial airline business, Gogo has more than 6,300 business aircraft outfitted with its communications services. Back on the ground, Gogo’s 700+ employees in Itasca, IL, Broomfield, CO and various locations overseas are working to continually redefine flying as a productive, socially connected, and all-around more satisfying experience. Connect with Gogo at www.gogoair.com, on Facebook at www.facebook.com/gogo and Twitter at www.twitter.com/gogo.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Revenue:
Service revenue	$79,165	$62,000	$151,456	$116,935
Equipment revenue	20,364	17,437	43,767	33,256

Total revenue	99,529	79,437	195,223	150,191

Operating expenses:
Cost of service revenue (exclusive of items shown below)	41,567	31,135	81,195	57,105
Cost of equipment revenue (exclusive of items shown below)	8,627	8,048	18,613	15,777
Engineering, design and development	15,789	12,333	29,888	24,618
Sales and marketing	9,687	7,060	17,729	13,690
General and administrative	19,855	16,214	37,427	30,809
Depreciation and amortization	14,882	13,709	30,569	27,554

Total operating expenses	110,407	88,499	215,421	169,553

Operating loss	(10,878)	(9,062)	(20,198)	(19,362)

Other (income) expense:
Interest income	(9)	(14)	(24)	(33)
Interest expense	7,381	10,370	14,629	14,290
Fair value derivative adjustment	—	36,305	—	36,305
Other expense (income)	23	(1)	63	—

Total other expense	7,395	46,660	14,668	50,562

Loss before incomes taxes	(18,273)	(55,722)	(34,866)	(69,924)
Income tax provision	389	267	662	542

Net loss	(18,662)	(55,989)	(35,528)	(70,466)
Class A and Class B senior convertible preferred stock return	—	(13,994)	—	(29,277)
Accretion of preferred stock	—	(2,595)	—	(5,285)

Net loss attributable to common stock	$(18,662)	$(72,578)	$(35,528)	$(105,028)

Net loss attributable to common stock per share—basic and diluted	$(0.22)	$(4.98)	$(0.42)	$(9.82)

Weighted average number of shares—basic and diluted	85,085	14,585	85,040	10,694

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$196,163	$266,342
Accounts receivable, net of allowances of $94 and $162, respectively	31,775	25,690
Inventories	12,606	13,646
Prepaid expenses and other current assets	15,549	16,287

Total current assets	256,093	321,965

Non-current assets:
Property and equipment, net	304,693	265,634
Intangible assets, net	76,637	72,848
Goodwill	620	620
Long-term restricted cash	7,899	5,418
Debt issuance costs	11,272	12,969
Other non-current assets	10,643	9,546

Total non-current assets	411,764	367,035

Total assets	$667,857	$689,000

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$21,382	$22,251
Accrued liabilities	46,280	49,146
Accrued airline revenue share	10,630	9,958
Deferred revenue	13,702	11,718
Deferred airborne lease incentives	10,635	9,005
Current portion of long-term debt and capital leases	8,447	7,887

Total current liabilities	111,076	109,965

Non-current liabilities:
Long-term debt	232,275	235,627
Deferred airborne lease incentives	61,544	53,012
Deferred tax liabilities	6,184	5,770
Other non-current liabilities	16,153	14,436

Total non-current liabilities	316,156	308,845

Total liabilities	427,232	418,810

Stockholders’ equity
Common stock	9	8
Additional paid-in-capital	877,167	871,325
Accumulated other comprehensive loss	(305)	(425)
Accumulated deficit	(636,246)	(600,718)

Total stockholders’ equity	240,625	270,190

Total liabilities and stockholders’ equity	$667,857	$689,000

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Six Months Ended June 30,
	2014	2013
Operating activities:
Net loss	$(35,528)	$(70,466)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	30,569	27,554
Fair value derivative adjustment	—	36,305
Loss on asset disposals/abandonments	486	49
Deferred income taxes	414	402
Stock compensation expense	3,818	1,783
Amortization of deferred financing costs	1,697	1,171
Changes in operating assets and liabilities:
Accounts receivable	(6,085)	(791)
Inventories	1,040	(4,294)
Prepaid expenses and other current assets	(253)	(216)
Deposits on satellite services	—	(4,774)
Accounts payable	(2,624)	(801)
Accrued liabilities	(1,332)	318
Accrued airline revenue share	672	1,922
Deferred airborne lease incentives	8,527	6,795
Deferred revenue	1,142	1,914
Other non-current assets and liabilities	695	450

Net cash provided by (used in) operating activities	3,238	(2,679)

Investing activities:
Proceeds from the sale of property and equipment	32	220
Purchases of property and equipment	(59,668)	(58,712)
Acquisition of intangible assets—capitalized software	(9,318)	(7,397)
Acquisition of Airfone, includes $1.0 million in restricted cash at June 30, 2013	—	(9,344)
(Increase) decrease in restricted cash	(2,500)	273

Net cash used in investing activities	(71,454)	(74,960)

Financing activities:
Proceeds from initial public offering, net of underwriter commissions	—	173,387
Proceeds from credit facility	—	113,000
Payment of debt, including capital leases	(4,052)	(2,750)
Payment of debt issuance costs	—	(6,975)
Stock option exercises	2,025	580

Net cash provided by (used in) financing activities	(2,027)	277,242

Effect of exchange rate changes on cash	64	(25)

Increase (decrease) in cash and cash equivalents	(70,179)	199,578
Cash and cash equivalents at beginning of period	266,342	112,576

Cash and cash equivalents at end of period	$196,163	$312,154

Gogo Inc. and Subsidiaries

Supplemental Information—Key Operating Metrics

Commercial Aviation North America

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Aircraft online	2,058	1,982	2,058	1,982
Average monthly service revenue per aircraft online (ARPA)	$9,994	$8,441	$9,598	$8,078
Gross passenger opportunity (GPO) (in thousands) (1)	82,700	77,186	153,970	142,210
Total average revenue per passenger opportunity (ARPP) (1)	$0.75	$0.64	$0.77	$0.65
Total average revenue per session (ARPS)	$10.70	$10.38	$10.62	$10.34
Connectivity take rate (1)	6.7%	5.9%	6.9%	6.0%

(1)	Amounts for the six month period ended June 30, 2014 reflect GPO for the three month period ended March 31, 2014 as revised to reflect updated operational data that became available following the filing of our Quarterly Report on Form 10-Q for the period ended March 31, 2014. GPO (in thousands), ARPP and connectivity take rate for the three month period ended March 31, 2014, as revised, are 71,270, $0.79, and 7.2%, respectively, as compared to the previously reported GPO (in thousands), ARPP and connectivity take rate of 74,668, $0.76, and 6.9%, respectively.

•	Aircraft online. We define aircraft online as the total number of commercial aircraft on which our ATG network equipment is installed and Gogo service has been made commercially available as of the last day of each period presented.

•	Average monthly service revenue per aircraft online (“ARPA”). We define ARPA as the aggregate service revenue for the period divided by the number of months in the period, divided by the number of aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Gross passenger opportunity (“GPO”). We define GPO as the estimated aggregate number of passengers who board commercial aircraft on which Gogo service has been available during the period presented. We calculate passenger estimates by taking the maximum capacity of flights with Gogo service, which is calculated by multiplying the number of flights flown by Gogo-equipped aircraft, as published by Air Radio Inc. (ARINC), by the number of seats on those aircraft, and adjusting the product by a passenger load factor for each airline, which represents the percentage of seats on aircraft that are occupied by passengers. Load factors are provided to us by our airline partners and are based on historical data.

•	Total average revenue per passenger opportunity (“ARPP”). We define ARPP as revenue from Gogo Connectivity, Gogo Vision, Gogo Signature Services and other service revenue for the period, divided by GPO for the period.

•	Total average revenue per session (“ARPS”). We define ARPS as revenue from Gogo Connectivity divided by the total number of sessions during the period. A session, or a “use” of Gogo Connectivity, is defined as the use by a unique passenger of Gogo Connectivity on a flight segment. Multiple logins or purchases under the same user name during one flight segment count as only one session.

•	Connectivity take rate. We define connectivity take rate as the number of sessions during the period expressed as a percentage of GPO. Included in our connectivity take-rate calculation are sessions for which we did not receive revenue, including those provided pursuant to free promotional campaigns and, to a lesser extent, as a result of complimentary passes distributed by our customer service representatives or unforeseen technical issues. For the periods listed above, the number of sessions for which we did not receive revenue was less than 3% of the total number of sessions.

Gogo Inc. and Subsidiaries

Supplemental Information—Key Operating Metrics

Business Aviation

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Aircraft online
Satellite	5,241	5,105	5,241	5,105
ATG	2,415	1,684	2,415	1,684
Average monthly service revenue per aircraft online
Satellite	$172	$154	$166	$153
ATG	2,015	1,912	2,011	1,903
Units Shipped
Satellite	119	173	272	320
ATG	233	201	474	372
Average equipment revenue per unit shipped (in thousands)
Satellite	$44	$36	$46	$38
ATG	63	52	63	53

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services in operation as of the last day of each period presented.

•	ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services in operation as of the last day of each period presented.

•	Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Average monthly service revenue per ATG aircraft online. We define average monthly service revenue per ATG aircraft online as the aggregate ATG service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Units shipped. We define units shipped as the number of satellite or ATG network equipment units, respectively, shipped during the period.

•	Average equipment revenue per satellite unit shipped. We define average equipment revenue per satellite unit shipped as the aggregate equipment revenue earned from all satellite shipments during the period, divided by the number of satellite units shipped.

•	Average equipment revenue per ATG unit shipped. We define average equipment revenue per ATG unit shipped as the aggregate equipment revenue from all ATG shipments during the period, divided by the number of ATG units shipped.

Gogo Inc. and Subsidiaries

Supplemental Information—Segment Revenue and Segment Profit (Loss)(1)

(in thousands, Unaudited)

	For the Three Months Ended June 30, 2014
	CA-NA	CA-ROW	BA	Total
Service revenue	$61,843	$259	$17,063	$79,165
Equipment revenue	304	—	20,060	20,364

Total revenue	$62,147	$259	$37,123	$99,529

Segment profit (loss)	$6,448	$(18,812)	$15,491	$3,127

	For the Three Months Ended June 30, 2013
	CA-NA	CA-ROW	BA	Total
Service revenue	$49,346	$71	$12,583	$62,000
Equipment revenue	426	148	16,863	17,437

Total revenue	$49,772	$219	$29,446	$79,437

Segment profit (loss)	$2,669	$(9,372)	$10,491	$3,788

	For the Six Months Ended June 30, 2014
	CA-NA	CA-ROW	BA	Total
Service revenue	$118,278	$322	$32,856	$151,456
Equipment revenue	937	—	42,830	43,767

Total revenue	$119,215	$322	$75,686	$195,223

Segment profit (loss)	$12,252	$(35,705)	$31,954	$8,501

	For the Six Months Ended June 30, 2013
	CA-NA	CA-ROW	BA	Total
Service revenue	$92,152	$1,269	$23,514	$116,935
Equipment revenue	985	168	32,103	33,256

Total revenue	$93,137	$1,437	$55,617	$150,191

Segment profit (loss)	$2,284	$(15,592)	$19,947	$6,639

(1)	Segment profit (loss) is defined as net income (loss) attributable to common stock before interest expense, interest income, income taxes, depreciation and amortization, and certain non-cash charges (including amortization of deferred airborne lease incentives, stock compensation expense, write off of deferred equity financing costs, and, for periods prior to the IPO, Class A and Class B Senior Convertible Preferred Stock return and accretion of preferred stock).

Gogo Inc. and Subsidiaries

Supplemental Information—Segment Cost of Service Revenue(1)

(in thousands, Unaudited)

	For the Three Months Ended June 30,
	2014	2013
CA-NA	$28,735	$24,666
BA	4,470	3,651
CA-ROW	8,362	2,818

Total	$41,567	$31,135

	For the Six Months Ended June 30,
	2014	2013
CA-NA	$55,958	$46,332
BA	9,119	6,505
CA-ROW	16,118	4,268

Total	$81,195	$57,105

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Supplemental Information—Segment Cost of Equipment Revenue(1)

(in thousands, Unaudited)

	For the Three Months Ended June 30,
	2014	2013
CA-NA	$127	$156
BA	8,500	7,799
CA-ROW	—	93

Total	$8,627	$8,048

	For the Six Months Ended June 30,
	2014	2013
CA-NA	$1,114	$386
BA	17,499	15,298
CA-ROW	—	93

Total	$18,613	$15,777

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Adjusted EBITDA:
Net loss attributable to common stock (GAAP)	$(18,662)	$(72,578)	$(35,528)	$(105,028)
Interest expense	7,381	10,370	14,629	14,290
Interest income	(9)	(14)	(24)	(33)
Income tax provision	389	267	662	542
Depreciation and amortization	14,882	13,709	30,569	27,554

EBITDA	3,981	(48,246)	10,308	(62,675)
Fair value derivative adjustments	—	36,305	—	36,305
Class A and Class B senior convertible preferred stock return	—	13,994	—	29,277
Accretion of preferred stock	—	2,595	—	5,285
Stock-based compensation expense	2,214	905	3,818	1,783
Amortization of deferred airborne lease incentives	(3,091)	(1,764)	(5,688)	(3,336)

Adjusted EBITDA	$3,104	$3,789	$8,438	$6,639

Adjusted Net Loss and Adjusted Net Loss Per Share:
Net loss attributable to common stock (GAAP)	$(18,662)	$(72,578)	$(35,528)	$(105,028)
Fair value derivative adjustments	—	36,305	—	36,305
Class A and Class B senior convertible preferred stock return	—	13,994	—	29,277
Accretion of preferred stock	—	2,595	—	5,285

Adjusted Net Loss	$(18,662)	$(19,684)	$(35,528)	$(34,161)

Basic and diluted weighted average shares outstanding (GAAP)	85,085	14,585	85,040	10,694
Adjustment of shares to our current capital structure	—	70,500	—	74,346

Adjusted shares outstanding	85,085	85,085	85,040	85,040

Adjusted Net Loss Per Share—basic and diluted	$(0.22)	$(0.23)	$(0.42)	$(0.40)

Cash CAPEX:
Consolidated capital expenditures (GAAP) (1)	$(32,891)	$(32,611)	$(68,986)	$(66,109)
Change in deferred airborne lease incentives (2)	2,923	2,009	7,888	6,795
Amortization of deferred airborne lease incentives (2)	3,040	1,764	5,530	3,336

Cash CAPEX	$(26,928)	$(28,838)	$(55,568)	$(55,978)

(1)	See unaudited condensed consolidated statements of cash flows.
(2)	Excludes deferred airborne lease incentives and related amortization associated with STCs for the three and six months ended June 30, 2014 as STC costs are expensed as incurred as part of Engineering, Design and Development.

Definition of Non-GAAP Measures

EBITDA represents net income (loss) attributable to common stock before income taxes, interest income, interest expense, depreciation expense and amortization of other intangible assets.

Adjusted EBITDA represents EBITDA adjusted for (i) fair value derivative adjustments, (ii) preferred stock dividends, (iii) accretion of preferred stock, (iv) stock-based compensation expense, (v) amortization of deferred airborne lease incentives and (vi) write off of deferred equity financing costs. Our management believes that the use of Adjusted EBITDA eliminates items that, management believes, have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

More specifically, we believe the exclusion of fair value derivative adjustments, Class A and Class B senior convertible preferred stock return and accretion of preferred stock from Adjusted EBITDA is appropriate because we do not believe such items are indicative of ongoing operating performance due to their non-recurring nature as a result of the conversion of all shares of preferred stock into shares of common stock upon consummation of our IPO in June 2013.

Additionally, we believe the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options as determined using the Black-Scholes model varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate, the expected life of the options and future dividends to be paid by the Company. Therefore, we believe the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe the exclusion of the amortization of deferred airborne lease incentives from Adjusted EBITDA is useful as it allows an investor to view operating performance across time periods in a manner consistent with how management measures segment profit and loss (see Note 14 “Business Segments and Major Customers” for a description of segment profit (loss) in our unaudited condensed consolidated financial statements). Management evaluates segment profit and loss in this manner, excluding the amortization of deferred airborne lease incentives, because such presentation reflects operating decisions and activities from the current period, without regard to the prior period decision or the form of connectivity agreements. See “—Key Components of Consolidated Statements of Operations—Cost of Service Revenue—Commercial Aviation North America” in our 2013 10-K for a discussion of the accounting treatment of deferred airborne lease incentives.

We believe it is useful to an understanding of our operating performance to exclude write off of deferred equity financing costs from Adjusted EBITDA because of the non-recurring nature of this charge.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Adjusted Net Loss represents net loss attributable to common stock before fair value derivative adjustments, Class A and Class B senior convertible preferred stock return and accretion of preferred stock. We present Adjusted Net Loss to eliminate the impact of such items because we do not consider those indicative of ongoing operating performance due to their non-recurring nature as a result of the conversion of all shares of preferred stock into shares of common stock in connection with our IPO in June 2013.

Adjusted Net Loss Per Share represents net loss attributable to common stock per share—basic and diluted, adjusted to reflect the number of shares of common stock outstanding as of June 30, 2014 under our current capital structure, after giving effect to the initial public offering and the corresponding conversion of shares of preferred stock outstanding. We present Adjusted Net Loss Per Share to provide investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance considering our current capital structure and the shares outstanding following our IPO on a consistent basis.

Cash CAPEX represents capital expenditures net of airborne equipment proceeds received from the airlines. We believe Cash CAPEX provides a more representative indication of our liquidity requirements with respect to capital expenditures, as under certain agreements with our airline partners we are reimbursed for all or a substantial portion of the cost of our airborne equipment, thereby reducing our cash capital requirements.